Exhibit 10.1

EXECUTION COPY

Dated 1 May 2009

(1)	GOLDEN STAR RESOURCES LTD., as the Borrower

(2)	ST. JUDE RESOURCES LTD., FIRST CANADIAN GOLDFIELDS LIMITED, FAIRSTAR GHANA LIMITED, GOLDEN STAR (BOGOSO/PRESTEA) LIMITED and GOLDEN STAR (WASSA) LIMITED as the Original Guarantors

(3)	STANDARD CHARTERED BANK as the Arranger

(4)	STANDARD. CHARTERED BANK as the Original Lender

(5)	STANDARD CHARTERED BANK as the Agent

(6)	STANDARD CHARTERED BANK as the Security Trustee

(7)	STANDARD CHARTERED BANK as the Account Bank

FACILITY AGREEMENT

M A Y E R ¿ BROWN

LONDON

i

31.	Calculations and certificates	92
32.	Partial invalidity	92
33.	Remedies and waivers	92
34.	Amendments and waivers	93
35.	Confidentiality	94
36.	Counterparts	97
37.	Governing law	98
38.	Enforcement	98

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Schedules

1.	The Original Parties
2.	Conditions Precedent
3.	Requests
4.	Mandatory Cost Formulae
5.	Form of Transfer Certificate
6.	Form of Compliance Certificate
7.	LMA form of Confidentiality Undertaking
8.	Timetables
9.	Group Structure Chart
10.	Form of Guarantor Accession Letter
11.	Deeds of Charge – Accounts
12.	Debenture
13.	Equitable Mortgage – Caystar Holdings
14.	Equitable Mortgage – Wasford Holdings
15.	Equitable Mortgage - Bogoso Holdings
16.	Form of Resignation Letter

iii

THIS AGREEMENT is dated 1 May 2009 and made between:

(1)	GOLDEN STAR RESOURCES LTD. (the “Borrower”);

(2)	ST JUDE RESOURCES LTD., FIRST CANADIAN GOLDFIELDS LIMITED, FAIRSTAR GHANA LIMITED, GOLDEN STAR (BOGOSO/PRESTEA) LIMITED and GOLDEN STAR (WASSA) LIMITED (the “Original Guarantors”);

(3)	STANDARD CHARTERED BANK as mandated lead arranger (the “Arranger”);

(4)	STANDARD CHARTERED BANK as lender (the “Original Lender”);

(5)	STANDARD CHARTERED BANK as agent of the other Finance Parties (the “Agent”);

(6)	STANDARD CHARTERED BANK as security trustee for the Secured Parties (the “Security Trustee”); and

(7)	STANDARD CHARTERED BANK as account bank (the “Account Bank”).

IT IS AGREED that:

SECTION 1

INTERPRETATION

1.	DEFINITIONS

1.1	Definitions

In this Agreement:

“Acquisition” means the purchase by Golden Star (Wassa) Limited of certain mining leases, mining permits, deferred exploration costs and acquisition costs for the Hwini-Butre and Benso properties in the Western region of Ghana owned by First Canadian Goldfields Limited and any related rights on the terms of the Acquisition Documents effective 30 June 2008;

“Acquisition Costs” means the purchase price, and all fees, costs, expenses, stamp, registration and other taxes incurred by Golden Star (Wassa) Limited or any other member of the Group in connection with the Acquisition;

“Acquisition Documents” means the (i) the written resolution of First Canadian Goldfields Limited dated June 30, 2008 resolving to purchase from Fairstar Ghana Limited the Benso properties for US$10,773,107 with effect as of June 30, 2008 (ii) the written resolution of Golden Star (Wassa) Limited dated June 30, 2008 resolving to purchase the Hwini-Butre and the Benso properties from First Canadian Goldfields Limited for US$35,946,695 with effect from that date, and (iii) the written resolution of First Canadian Goldfields Limited dated June 30, 2008 resolving to sell the Hwini-Butre and Benso properties to Golden Star (Wassa) Limited for US$35,946,695 with effect from that date, pursuant to all of which resolutions the Acquisition was approved and effected, and any and all ancillary agreements and other documentation (if any, including, without limitation, any tax deed) relating to the transactions contemplated in such resolutions and identified by the Agent and the Borrower as an Acquisition Document;

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae);

“Additional Guarantor” means a Subsidiary which becomes a Guarantor in accordance with Clause 24 (Changes to the Obligors);

“Additional Share Chargor” means a Subsidiary which is required under Clause 24 (Changes to the Obligors) to grant Security over the issued share capital of an Additional Guarantor;

“Adjusted GOFO” means:

(a)	in respect of the quarterly period commencing on the first Quarterly Calculation Date, the GOFO 3 month rate divided by 4;.

(b)	in respect of the quarterly period commencing on the second Quarterly Calculation Date, the GOFO 6 month rate divided by 2;

(c)	in respect of the quarterly period commencing on the third Quarterly Calculation Date, the interpolated GOFO rate between 6 months and 12 months multiplied by 3 and divided by 4;

(d)	in respect of the quarterly period commencing on the fourth Quarterly Calculation Date, the GOFO rate for 12 months.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Applicable Hedge Price” means (a) in connection with a Committed Forward Sale Agreement, the fixed price for the sale of gold contained in such agreement, and (b) in connection with a Put Option, the higher of (i) the fixed price for the sale of gold contained in such option and (ii) the Forward Gold Price as set out in (b) of the definition of that term, in respect of the period during which the day for delivery of gold under such Put Option occurs;

“Auditors” means PricewaterhouseCoopers LLP or such other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed);

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Availability Period” means the period from and including the date of this Agreement to the earlier of (a) one month prior to the third anniversary of the date of this Agreement and (b) 31 August, 2012;

“Available Commitment” means, in relation to the Facility, a Lender’s Commitment under the Facility minus:

(a)	the Principal Amount of its participation in any outstanding Loans under the Facility; and

(b)	in relation to any proposed Utilisation, the Principal Amount of its participation in any Loans that are due to be made under the Facility on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date;

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility;

“Base Currency” means U.S. Dollars;

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York City, Denver and Toronto;

“Canadian Obligor” means any Obligor incorporated or otherwise organised under the laws of Canada or any province or territory thereof;

“Cash Equivalent Investments” means at any time:

(a)	any investment in marketable debt obligations issued or guaranteed by the governments of the United States of America, the United Kingdom or Canada or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(b)	commercial paper not convertible or exchangeable to any other security;

(i)	for which a recognised trading market exists; and

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom or Canada; and

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(c)	any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F-1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited and which invest substantially all their assets in securities of the types described in clauses (a) to (b) above; or

(d)	any other debt security approved by the Majority Lenders;

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security;

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1, Part 2 (The Original Lender) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

“Committed Forward Sale Agreement” means an agreement by a Group Member to sell on a future date a certain amount of gold at a fixed price;

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate);

“Confidential Information” means all information relating to the Borrower, any other Obligor, the Group, the Finance Documents or a Facility in respect of which a Finance Party becomes aware in its capacity as a Finance Party or which is received by a Finance Party in relation to the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers, or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 7 (LMA form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent;

“Consolidated Cash” means, at any date, the principal amount of freely available cash balances and Cash Equivalent Investments maintained by the Group in bank accounts maintained with financial institutions on such date (and, for the avoidance of doubt, a cash balance or Cash Equivalent Investment shall not be freely available if it is subject to any lien in favour of any third party (excluding, however, any such lien arising by way of set-off rights under mandatory principles of applicable law)). For the avoidance of doubt, any cash balances or Cash Equivalent Investments held by or on behalf of any joint ventures to which any member of the Group is a party or which are not otherwise owned solely shall not constitute Consolidated Cash;

“Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Group for such period and:

(a)	before any deduction for or on account of corporation tax or other taxes on income or gains;

(b)	before any deduction for Consolidated Interest Expense;

(c)	after adding back depreciation of fixed assets and amortisation or impairment of goodwill or other assets during that period, to the extent deducted;

(d)	before taking into account any Exceptional Items;

(e)	before any deduction of Consolidated Interest Receivable;

(f)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests; and

(g)	before any unrealised non-cash derivative financial instrument gains or losses;

“Consolidated Interest Expense” means, for any period, the amount in Dollars which will be necessary in order to pay in full all interest, premium and similar amounts (howsoever characterised and including (a) the interest element of finance leases, (b) discount and acceptance fees payable (or deducted), (c) fees payable in connection with the issue or maintenance of any bond or letter of credit, guarantee or other insurance against Financial Indebtedness and issued by a third party on behalf of any member of the Group, (d) repayment and prepayment premiums payable or incurred in repaying or prepaying any Financial Indebtedness, (e) commitment, utilisation and non-utilisation fees payable or incurred in respect of Financial Indebtedness, and (f) any amount of the nature described in clauses (a) to (e) which has been capitalised) accruing in respect of, this Agreement and all other Financial Indebtedness of the Group which has become due and payable during such period and adjusted to take into account (x) net amounts received or paid in respect of any Risk Management Agreement relating to the management of interest rate exposure, and deducting (y) any Consolidated Interest Receivable relating to cash balances or any other investment with a stated maturity of less than one year;

“Consolidated Interest Receivable” means, for any period, the amount of interest (which for this purpose shall include all payments of the type described in the definition of Consolidated Interest Expense) accrued due to the Group (in each case, other than such interest accruing from any member of the Group) during such period whether or not paid;

“Consolidated Net Debt” means, on any date, the excess of:

(a)	the sum of:

(i)	the principal amount of Utilisations outstanding on such date;

(ii)	the principal amount of other Financial Indebtedness of the Group outstanding on such date; plus

(iii)	the amount of any deferred and unpaid purchase price outstanding at such date in connection with any acquisition made by the Group,

less

(b)	Consolidated Cash on such date;

“Consolidated Net Income” means, for any period, the gross revenues of the Group less the operating and non-operating expenses (including taxes on net income) of the Group for such period but excluding, for the avoidance of doubt, all amounts with respect to the operations of any person for any period prior to the time it shall have become a member of the Group;

“Consolidated Tangible Net Worth” means, at any time, the aggregate of the amounts paid up or credited as paid up on the issued share capital of the Group (other than any redeemable shares and excluding any amount in respect of any convertible security constituting indebtedness when originally issued until such time as such security is converted into an equity security

(provided that in respect of the Convertible Debentures in the case of the Borrower, only the Convertible Debentures Debt Amount shall be deemed to constitute indebtedness when originally issued)) and the aggregate amount of its reserves, including:

(a)	share capital and share premiums;

(b)	capital reserves and non-distributable reserves;

(c)	retained earnings; and

(d)	other distributable reserves;

“Convertible Debentures” means the 4% Convertible Senior Unsecured Debentures, maturing 30 November, 2012 issued pursuant to a trust indenture dated November 8, 2007 entered into between the Borrower and Bank of New York Trust Company, N.A., as indenture trustee;

“Convertible Debentures Debt Amount” means such portion of the amount of the Convertible Debentures that is treated as debt under GAAP applicable at the time of calculation and as reflected in the financial statements of the Borrower and confirmed by the Borrower, provided, however, the ratio of debt to equity under the Convertible Debentures must not exceed one hundred and twenty-five per cent.;

“Cost of Funds” has the meaning given to it in Clause 8.5(b);

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Trustee;

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

“Dollars”, “U.S. Dollars” and “U.S.$” means the lawful currency of the United States of America;

“Ecobank Facility” means the U.S.$15,000,000 medium term loan agreement dated 11 October 2006 between Golden Star (Bogoso/Prestea) Limited and Ecobank Ghana Limited and CAL Bank Ghana Limited;

“Eligible Gold Hedge” means a Committed Forward Sale Agreement or a Put Option;

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law;

“Environmental Law” means any applicable law or regulation (including, for the avoidance of doubt, any Ghanaian law or regulation) applied in accordance with World Bank standards which relates to:

(a)	the pollution or protection of the environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group;

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations or impairment of non-current assets; and

(c)	disposals of assets associated with discontinued operations;

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default);

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facilities);

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 11 (Fees);

“Finance Document” means this Agreement, any Security Document, any Fee Letter and any other document designated as such by the Agent and the Borrower;

“Finance Party” means the Agent, the Security Trustee, the Arranger, the Account Bank or a Lender;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (provided that in respect of the Convertible Debentures a principal amount equal to the then applicable Convertible Debentures Debt Amount only shall be treated as Financial Indebtedness under this paragraph);

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	the amount of any liability in respect of any arrangement pursuant to which any asset is sold or otherwise disposed of by any person in circumstances when the same asset is to be leased to, or re-acquired by, such person (whether following the exercise of an option or otherwise); and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above,

however, excluded from this definition is any indebtedness for or in respect of any acceptance credit issued in the ordinary course of business with an original maturity of less than ninety days.

“Financial Year” means any calendar year ending 31 December;

“Forward Gold Price” means, for each relevant period in connection with the calculation of Forward Looking Consolidated EBITDA (a) in relation to any gold to be sold during such period which is covered by any Eligible Gold Hedge entered into by any member of the Group and which is in effect on the date of calculation of Forward Looking Consolidated EBITDA, the Applicable Hedge Price in connection with such Eligible Gold Hedge, and (b) in relation to any other gold, the sum of the Gold Price plus (i) the Gold Price multiplied by 95% multiplied by the Adjusted GOFO for the quarterly period commencing on the first Quarterly Calculation Date of such period, (ii) the Gold Price multiplied by 90% multiplied by the Adjusted GOFO for the quarterly period commencing on the second Quarterly Calculation Date of such period, (iii) the Gold Price multiplied by 85% multiplied by the Adjusted GOFO for the quarterly period commencing on the third Quarterly Calculation Date of such period and (iv) the Gold Price multiplied by 80% multiplied by the Adjusted GOFO for the quarterly period commencing on the fourth Quarterly Calculation Date of such period;

“Forward Looking Consolidated Net Debt” means Consolidated Net Debt as at the relevant Quarterly Calculation Date;

“Forward Looking Consolidated EBITDA” means, for the relevant period, any forecast calculation of Consolidated EBITDA (as reported by the Borrower to the Agent) in respect of any one calendar year period commencing on the date after the relevant Quarterly Calculation Date and adjusted by application of the Forward Gold Price;

“GAAP” means generally accepted accounting principles in Canada, including IFRS;

“GOFO” means the rate of interest per annum, calculated on the basis of a year of 360 days that appears as such on the Reuters page GOFO at 11:00 a.m. (London time) on the second Business Day following the relevant Quarterly Calculation Date or if no rate is available on such date, the linear interpolation of such rate on such date to a maximum of 12 months;

“Gold Price” means the average of the price of gold per troy ounce on each of the two Business Days before, each of the two Business Days after and on the relevant Quarterly Calculation Date as calculated using the London Bullion Market Association P.M. fixing price;

“Group” means the Borrower and its Subsidiaries from time to time;

“Group Structure Chart” means the group structure as identified in Schedule 9;

“Guarantor” means an Original Guarantor or an Additional Guarantor;

“Guarantor Accession Letter” means a document substantially in the form set out in Schedule 10 (Form of Guarantor Accession Letter);

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

“Information Memorandum” means the document in the form approved by the Borrower concerning the Group which, at the Borrower’s request and on its behalf, was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions;

“Initial Available Facility” means the initial available facility in the principal amount described in Clause 2.1(b) (The Facility);

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest);

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan;

“LMA” means the Loan Market Association;

“Loan” means a loan made or to be made under the Facility or the Principal Amount outstanding for the time being of that loan;

“Majority Lenders” means:

(a)

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding;

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae);

“Margin” means five per cent per annum;

“Material Adverse Effect” means the effect of any event or circumstance (including any change in the general political, economic or social circumstances in Ghana) which, in the reasonable opinion of the Majority Lenders has, or is reasonably likely to have a material adverse effect on:

(a)	the business, prospects or financial condition of an Obligor or the Group as a whole;

(b)	the ability of an Obligor to perform its obligations under any Finance Document;

(c)	the validity or enforceability of any Finance Document; or

(d)	any right or remedy of a Finance Party in respect of a Finance Document;

“Material Subsidiary” means each of the Obligors and any other Subsidiary which has:

(a)	earnings before interest and tax representing 5 per cent. or more of Consolidated EBITDA; and/or

(b)	assets representing 5 per cent. or more of the consolidated assets of the Group; and/or

(c)	turnover representing 5 per cent. or more of the consolidated turnover of the Group,

in each case calculated on a consolidated basis, and any other Subsidiary which has assets which must be aggregated with the assets of any other Subsidiary to ensure the Borrower’s compliance with Clause 21.15 (Group asset value (the 90% rule)) requiring that the Borrower and the Guarantors at all times have assets representing, in aggregate, 90 per cent. or more of the consolidated assets of the Group. Compliance with the conditions set out in this definition shall be determined by reference to the most recent of any Compliance Certificate and the latest audited consolidated financial statements of the Group.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period;

“Obligor” means the Borrower or a Guarantor or a Share Chargor;

“Original Financial Statements” means:

(a)	in relation to the Borrower, the audited consolidated financial statements of the Group for the financial year ended 31 December, 2008; and

(b)	in relation to each of Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, its audited financial statements for its financial year ended 31 December 2008;

“Original Guarantors” means, collectively, St Jude Resources Ltd., a company organised and existing under the laws of Canada, First Canadian Goldfields Limited, Fairstar Ghana Limited, Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, each a company organised and existing under the laws of Ghana;

“Original Share Chargors” means, collectively, the Borrower, a company organised and existing under the laws of Canada, Caystar Holdings, a company organised and existing under the laws of the Cayman Islands, St Jude Resources Ltd., a company organised and existing under the laws of Canada and Bogoso Holdings Limited and Wasford Holdings Limited, each a company organised and existing under the laws of the Cayman Islands;

“Party” means a party to this Agreement;

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which is on arm’s length terms:

(a)	of trading stock or cash made by any Obligor in the ordinary course of trading of the disposing entity;

(b)	of assets in exchange for other assets comparable or superior as to type, value or quality;

(c)	of obsolete or redundant vehicles, plant and equipment for cash;

(d)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(e)	arising as a result of any Permitted Security;

(f)	which is made or granted to another Obligor (including the asset sale contemplated pursuant to the Acquisition);

(g)	arising under the Riverstone Agreement;

(h)	of any interest by an Obligor in any Subsidiary of that Obligor, or any interest by any Subsidiary of an Obligor in any of that Subsidiary’s assets (provided, in each case, such Subsidiary is not a Material Subsidiary);

(i)	of assets (other than assets disposed of pursuant to paragraph (j) below and other than shares) for cash where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs or as a Permitted Transaction) does not exceed U.S.$15,000,000 (or its equivalent) in total during the term of this Agreement and does not exceed U.S.$10,000,000 (or its equivalent) in any Financial Year of the Borrower;

(j)	of any exploration assets located in Ghana owned or controlled by Golden Star (Bogoso/Prestea) Limited or any assets located in Suriname, French Guiana, Brazil or Niger provided that the net consideration receivable in respect of such disposals are paid to the Borrower or a Guarantor and made subject to the Transaction Security; or

(k)	of shares (or other securities or interests therein) of an Obligor for cash, the net proceeds of which are used by that Obligor for the purpose of purchasing or otherwise acquiring assets or any interest therein (including the entry into a joint venture or similar commercial arrangement) in the ordinary course of business;

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under any of the Finance Documents;

(b)	arising under the Convertible Debentures;

(c)	arising under intra-Group loans which are unsecured and subordinated in favour of the Lenders, provided that:

(i)	intra-Group loans to any member of the Group which is not an Obligor shall not exceed U.S.$10,000,000 (or its equivalent) in any Financial Year; and

(ii)	intra-Group loans to members of the Group which are not Obligors (when aggregated with the value of any transactions with members of the Group that are not Obligors which are permitted under paragraph (e) of the definition of Permitted Transaction) shall not exceed, in the aggregate, U.S.$25,000,000 (or its equivalent) in any Financial Year unless, in either case, such loans are made with the prior written consent of the Majority Lenders;

(d)	arising under Risk Management Agreements protecting against or benefiting from fluctuations in any rate or price entered into the ordinary course of business but not a risk management transaction for investment or speculative purposes;

(e)	under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by Obligors does not exceed U.S.$40,000,000 (or its equivalent in other currencies) at any time;

(f)	not otherwise permitted under this definition or as a Permitted Transaction and the outstanding principal amount of which does not exceed U.S.$5,000,000 (or its equivalent) in aggregate for the Obligors at any time;

(g)	arising under equipment finance loans in respect of which the creditors are secured only on the equipment purchased using proceeds of such loans and guarantees granted by the Borrower in respect of such loans;

(h)	arising under overdraft facilities, the outstanding principal amount of which in respect of the Obligors does not exceed at any time U.S.$8,000,000 in aggregate;

(i)	at any time prior to or on the date of the first Utilisation hereunder, arising under the Ecobank Facility;

(j)	arising in connection with a letter of credit issued by Barclays Bank PLC to Genser Power Ghana Limited and a counter indemnity in respect of the same;

(k)	arising in connection with a facility made available by Standard Chartered Bank to the Borrower for the issuance of a letter of credit by Standard Chartered Bank on behalf of Golden Star (Bogoso/Prestea) Limited to Genser Power Ghana Limited in the maximum amount of U.S.$7,300,000, or the amount otherwise agreed between Standard Chartered Bank and the Borrower, and a counter-indemnity in favour of Standard Chartered Bank in respect of the same (the “Genser L/C Facility”); and that arising in excess of the Genser L/C Facility to a maximum amount of U.S.$8,000,000 and a counterindemnity in favour of Standard Chartered Bank in respect of the same;

(l)	arising in connection with a U.S.$12,000,000 letter facility made available by Standard Chartered Bank to the Borrower and any performance bond, guarantee or letter of credit issued by Standard Chartered Bank to Barclays Bank PLC pursuant to that letter facility for the purpose of collateralising the reclamation bonds issued by Barclays Bank PLC described in paragraph (m) below;

(m)	arising in respect of reclamation bonds issued by Barclays Bank PLC in the amounts of U.S.$9,080,846 on behalf of Golden Star (Bogoso/Prestea) Limited and U.S.$2,850,000 on behalf of Golden Star (Wassa) Limited; or

(n)	arising in respect of reclamation bonds issued after the date hereof, provided the Borrower shall offer to the Agent or an Affiliate of the Agent a right of first refusal to provide such debt (provided the Agent or such Affiliate provide competitive pricing in respect thereof);

“Permitted Purchase” means any purchase or acquisition of assets or any interests therein funded otherwise than from proceeds of any Loans, which are not otherwise permitted under paragraphs (a) to (f) of the definition of “Permitted Transaction”, provided that any such purchase or acquisition of assets or any interests therein under this definition is compliant with Clause 21.15 (Group asset value (the 90% rule));

“Permitted Security” means:

(a)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any Obligor;

(b)	any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of the Obligors;

(c)	any Security or Quasi-Security over or affecting any asset acquired by an Obligor after the date of this Agreement if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by an Obligor;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by an Obligor; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;

(d)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to an Obligor in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any Obligor;

(e)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal; or

(f)	any Security or Quasi-Security arising as a consequence of any finance or capital lease or equipment finance loan permitted pursuant to paragraph (e) or (g) of the definition of “Permitted Financial Indebtedness”;

(h)	any Security or Quasi-Security over or affecting any interest of an Obligor in any Subsidiary of that Obligor (provided that Subsidiary is not a Material Subsidiary) or any Security or Quasi-Security over or affecting any of the assets of a Subsidiary of an Obligor (other than any assets of a Material Subsidiary);

(i)	until the date of the first Utilisation hereunder, any Security in favour of Ecobank Ghana Limited and CAL Bank Ghana Limited arising pursuant to paragraph (i) of the definition of “Permitted Financial Indebtedness”;

(j)	until the date of the first Utilisation hereunder, any Security in favour of Standard Bank London Limited;

(k)	any Security granted to Standard Chartered Bank by the Borrower or any other member of the Group to secure obligations arising pursuant to paragraphs (k) and (l) of the definition of “Permitted Financial Indebtedness” including, for the avoidance of doubt, the Deeds of Charge referred to in paragraphs (a) and (b) of the definition of “Security Documents”;

(l)	any Security as at the date of this Agreement in favour of Barclays Bank PLC securing obligations arising pursuant to paragraphs (j) and (m) of the definition of “Permitted Financial Indebtedness”; or

(m)	any Security arising under paragraph (n) of the definition of “Permitted Financial Indebtedness”;

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising or permitted under the Finance Documents including, for the avoidance of doubt, the Acquisition;

(b)	the solvent liquidation or reorganisation of any Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other Obligors;

(c)	any sale of inventory or raw materials in the ordinary course of business on arm’s length terms;

(d)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of business on arm’s length terms;

(e)	any intra-Group transactions, provided that intra-Group transactions with members of the Group which are not Obligors and which are not otherwise permitted under paragraphs (a) to (d) above shall not exceed, in aggregate, U.S.$25,000,000 (or its equivalent) in any Financial Year (when aggregated with the value of any loans to members of the Group which are not Obligors which are permitted under paragraph (c) of the definition of Permitted Financial Indebtedness);

(f)	any purchase or acquisition of assets or any interests therein which are not otherwise permitted under paragraphs (a) to (e) above and (i) which shall not exceed, in aggregate, U.S.$25,000,000 (or its equivalent) in any Financial Year; or (ii) in respect of which the Majority Lenders shall have given their prior written consent, which consent shall not be unreasonably withheld provided that any purchase, or acquisition under this paragraph (f) is compliant with Clause 21.15 (Group asset value (the 90% rule)); or

(g)	any Permitted Purchase;

“Principal Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan adjusted to reflect any repayment, prepayment, consolidation or division of the Loan;

“Put Option” means an option for a Group Member to sell on a future date a certain amount of gold at a fixed price;

“Quarterly Calculation Date” means each 31 March, 30 June, 30 September and 31 December or the nearest following Business Day in each calendar year commencing with 30 June, 2009;

“Quasi Security” means a transaction described in Clause 21.5(b);

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period;

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property;

“Reduction Date” means 31 December, 2010 and 31 December, 2011;

“Reduction Instalment” means (a) on 31 December, 2010, an amount of U.S.$3,000,000, and (b) on 31 December, 2011, an amount of U.S.$6,000,000;

“Reference Banks” means, in relation to LIBOR, the principal London offices of Standard Chartered Bank, The Royal Bank of Scotland and JP Morgan or such other banks as may be appointed by the Agent in consultation with the Borrower;

“Relevant Interbank Market” means the London interbank market;

“Repeating Representations” means each of the representations set out in Clause 18 (with the exception of Clause 18.10 (No misleading information) and Clause 18.11(a) and (b) (Financial statements));

“Resignation Letter” means a letter substantially in the form set out in Schedule 16 (Form of Resignation Letter);

“Risk Management Agreement” means any instrument evidencing any Risk Management Obligation of any member of the Group;

“Risk Management Obligations” means, with respect to any person, all liabilities of such person under all agreements, options or arrangements designed to protect such person against fluctuations in interest rates, currency exchange rates or commodities (including fuel and metals) prices;

“Riverstone Agreement” means the letter agreement between Riverstone Resources Inc., and the Borrower, dated October 10, 2007 and so amended by Addendum No. 1 dated December 28, 2007 and Addendum No. 2 dated January 10, 2008, pursuant to which Riverstone Resources Inc. has the right under an exclusive option to acquire the Borrower’s ninety per cent. (90%) interest held by Yatenga Holdings Limited SA. in the Goulagou and Rounga properties (as described therein) located in Burkina Faso,

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan; and

(c)	made or to be made to the Borrower for the purpose of refinancing a maturing Loan;

“Screen Rate” means the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;

“Secured Parties” means each Finance Party from time to time party to this Agreement, and any Receiver or Delegate;

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Security Documents” means, collectively:

(a)	the Deed of Charge between Golden Star (Bogoso/Prestea) Limited as chargor and the Security Trustee, in that capacity, and Standard Chartered Bank, in its own capacity, substantially in the form of Part 1 of Schedule 11 attached hereto pursuant to which Golden Star (Bogoso/Prestea) Limited has charged in favour of the Security Trustee and Standard Chartered Bank, in their respective capacities, on a pari passu basis, the accounts denominated in U.S. Dollars in the name of Golden Star (Bogoso/Prestea) Limited established at (i) Barclays Bank PLC in London with Account Numbers ***** and *****, each with Sort Code ***** and Swift Code ***** and all proceeds thereof and (ii) Ghana International Bank in London with Account Number ***** with Swift Code ***** and IBAN Code ***** and all proceeds thereof;

(b)	the Deed of Charge between Golden Star (Wassa) Limited as chargor and the Security Trustee, in that capacity, and Standard Chartered Bank, in its own capacity, substantially in the form of Part 2 of Schedule 11 attached hereto pursuant to which Golden Star (Wassa) Limited has charged in favour of the Security Trustee and Standard Chartered Bank, in their respective capacities, on a pari passu basis, the accounts denominated in U.S. Dollars in the name of Golden Star (Wassa) Limited established at Barclays Bank PLC in London with Account Numbers ***** and ***** each with Sort Code ***** and Swift Code ***** and all proceeds thereof;

(c)	the Debenture substantially in the form of Schedule 12 attached hereto between:

(i)	each Guarantor as chargor and the Security Trustee, relating to all present and future inventory owned by each respective chargor and all present and future receivables enuring to the benefit of each respective chargor and any loans made by each respective chargor to members of the Group; and

(ii)	St Jude Resources Ltd. as chargor and the Security Trustee, relating to the ninety per cent (90%) shareholding in First Canadian Goldfields Limited and one hundred per cent (100%) shareholding in Fairstar Ghana Limited; and

(iii)	Bogoso Holdings as chargor and the Security Trustee, relating to the ninety per cent (90%) shareholding in Golden Star (Bogoso/Prestea) Limited; and

(iv)	Wasford Holdings as chargor and the Security Trustee, relating to the ninety per cent (90%) shareholding in Golden Star (Wassa) Limited;

(d)	the Equitable Mortgage between the Borrower as chargor and the Security Trustee, substantially in the form of Schedule 13 attached hereto and relating to the one hundred per cent (100%) shareholding in Caystar Holdings; and

(e)	the Equitable Mortgage between Caystar Holdings as chargor and the Security Trustee, substantially in the form of Schedule 14 attached hereto and relating to the one hundred per cent (100%) shareholding in Wasford Holdings; and

(f)	the Equitable Mortgage between Caystar Holdings as chargor and the Security Trustee, substantially in the form of Schedule 15 attached hereto and relating to the one hundred per cent (100%) shareholding in Bogoso Holdings, and any further document or documents entered into pursuant to the provisions of this Agreement creating or evidencing Security for the payment obligations of any Obligor under this Agreement or any other Finance Document including, for the avoidance of doubt, all Security granted in accordance with Clause 4.4 (Condition subsequent Security).

“Share Chargors” means the Original Share Chargors and any Additional Share Chargor;

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables);

“Subsidiary” means a subsidiary within the meaning of s1159 Companies Act 2006;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Termination Date” means 30 September, 2012;

“Total Commitments” means the aggregate of the Commitments being U.S.$30,000,000 (which amount includes an initial available commitment of U.S.$15,000,000 at the date of this Agreement);

“Transaction Security” means the Security created or expressed to be created in favour of the Security Trustee pursuant to the Security Documents;

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower;

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate;

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents;

“Utilisation” means a utilisation of the Facility;

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made;

“Utilisation Request” means a notice substantially in the form set out in Schedule 3, Part 1 (Utilisation Request); and

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature;

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the Agent, the Arranger, the Security Trustee, the Account Bank, any Finance Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or reenacted; and

(viii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied or waived.

1.3	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any reference in any of the Finance Documents to Permitted Security is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Security created by any of the Finance Documents to any Permitted Security.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

(a)	Subject to the terms of this Agreement, the Lenders make available to the Borrower a U.S. Dollar denominated revolving loan facility in an aggregate amount equal to the Total Commitments.

(b)	For the avoidance of doubt, the Total Commitments comprise U.S.$30,000,000 of which amount an initial amount only of U.S.$15,000,000 (the “Initial Available Facility”) shall be available at the date of this Agreement. The U.S.$15,000,000 balance of funds shall be available pro rata as to any Commitments of Lenders other than the Original Lender in excess of the Initial Available Facility up to the Total Commitments, on and from the date of this Agreement and in full after the earlier of (i) the date on which primary syndication is completed and (ii) the date ending 90 days after the date of this Agreement.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards general working capital needs and general corporate purposes of the Group; provided, however, that without the previous written consent of the Majority Lenders (such consent not to be unreasonably withheld) (a) no proceeds of any Loans may be applied in respect of expenditure relating to any acquisitions, projects or other operations which are not located in Ghana, and (b) no proceeds of any Loans may be applied in respect of any acquisition if, in applying such proceeds for such purpose, the aggregate of the proceeds of all Loans applied for such purpose during any period of twelve consecutive calendar months would be in excess of U.S.$ 25,000,000.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2, Part 1 (Conditions precedent to initial utilisation) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Borrower is not in breach of Clause 20.1(d); and

(c)	the Repeating Representations to be made by the Borrower (in respect of itself and each other Obligor) and by the Guarantors are true in all material respects.

4.3	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation seven or more Loans would be outstanding.

4.4	Conditions subsequent Security

The Borrower shall (and shall ensure that each relevant Obligor will), as soon as practicable after the date of this Agreement (using its best endeavours):

(a)	transfer to Standard Chartered Bank, in its capacity as Account Bank, the Golden Star Resources Ltd. “Funding Account Bogoso”, account number ***** with Barclays Bank London (sort code *****) and the Golden Star Resources Ltd. “Funds Reserve Account Bogoso”, account number ***** with Barclays Bank London (sort code *****) and grant a negative pledge to Standard Chartered Bank in respect of such accounts and proceeds thereof and procure all necessary or desirable Authorisations including consents from the relevant ministry of the Government of Ghana in connection with such bank accounts and negative pledge;

(b)	transfer to Standard Chartered Bank, in its capacity as Account Bank, the Golden Star Resources Ltd. “Funding Account Wassa”, account number ***** with Barclays Bank London (sort code *****) and the Golden Star Resources Ltd. “Funds Reserve Account Wassa”, account number ***** with Barclays Bank London (sort code *****) and grant a negative pledge to Standard Chartered Bank in respect of such accounts and proceeds thereof;

(c)	and no later than 30 June 2009, transfer to Standard Chartered Bank, in its capacity as Account Bank, the accounts in the name of the Borrower established at JP Morgan Chase with Account Numbers ***** and ***** and ABA Codes ***** and *****, respectively, grant a negative pledge to Standard Chartered Bank in respect of such accounts and proceeds thereof;

(d)	and no later than 30 June 2009, grant to Standard Chartered Bank a negative pledge in respect of each of the operating and investments accounts, as appropriate, in the name of the Borrower established at JP Morgan Chase, Bank of Montreal, Citibank and Scotia Bank and in respect of proceeds thereof; and

(e)	no later than 30 September 2009, grant Security to Standard Chartered Bank, in its own capacity and in its capacity as Security Trustee for the Finance Parties on a pari passu basis for all obligations arising in respect of:

(i)	paragraph (k) of the definition of “Permitted Financial Indebtedness” including all those monies representing 50% (fifty percent.) cash cover for the relevant counter-indemnity standing to the credit of the account of the Borrower with Barclays Bank PLC in London (Account Number ***** and Swift Code *****) which monies will be transferred to an account of the Borrower with Standard Chartered Bank, as Standard Chartered Bank determines, in its own capacity, and

(ii)	paragraphs (l) and (n) of the definition of “Permitted Financial Indebtedness” and all monies thereof.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency.

(b)	The amount of the proposed Loan must be:

(i)	in an integral multiple amount of U.S.$5,000,000 or, if less, the Available Facility; and

(ii)	in any event such that its Principal Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Reduction/Cancellation of Commitment

(a)	On each Reduction Date the Total Commitments shall be reduced by an amount equal to the Reduction Instalment relating to such Reduction Date and the Commitment of each Lender shall be reduced by a proportion of such Reduction Instalment equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making such reduction.

(b)	The Total Commitments shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

The Borrower shall repay each Loan on the last day of its Interest Period and on the Termination Date.

In the event that the outstanding principal amount of the Loans shall at any time exceed the Total Commitments the Borrower shall make an immediate repayment of the Loans in a principal amount equal to such excess.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of control

(a)	If any person or group of persons acting in concert gains control of the Borrower:

(i)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan);

(iii)	if the Majority Lenders so require, the Agent shall, by not less than 5 days notice to the Borrower, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)

For the purpose of Clause 7.2(a) “control” means in respect of a particular person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policy of such person, whether through the ability to exercise voting power, by contract or otherwise. A person shall be deemed to have control of another person if such first person, whether acting individually or in concert with others, owns, or has power to direct the voting of, more than fifty per cent (50%) of the outstanding shares of capital stock of such second person or otherwise has the power to elect a majority of the board of directors of such second person.

(c)	For the purpose of Clause 7.2(a) “acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal).

7.3	Voluntary cancellation

The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being in an integral multiple of U.S.$5,000,000) of the Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably under the Facility.

7.4	Voluntary Prepayment of Loans

The Borrower may, if it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Principal Amount of the Loan in a minimum amount of U.S.$5,000,000 and, where the prepayment amount is in excess of U.S.$5,000,000, in U.S.$1,000,000 increments thereafter).

7.5	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under Clause 12.2(c) (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in Clause 7.5(a), the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under Clause 7.5(a) (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

7.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	(the higher of) LIBOR and Cost of Funds; and

(c)	Mandatory Cost, if any.

8.2	Payment of interest

The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 8.3(b), is two per cent higher than the rate which would have been payable if the overdue amount had, during the period of nonpayment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

8.5	Cost of Funds

(a)

If a Lender determines that the LIBOR component of the rate of interest applicable to a Loan for an Interest Period as referred to in Clause 8.1(b) (Calculation of interest) is less than its Cost of Funds for that Interest Period, such Lender may require that its Cost of Funds be used for the calculation set forth in Clause 8.1(b) (Calculation of interest) and, if so, such Lender shall promptly notify the Agent in writing of its Cost of Funds for that Interest Period for calculation of interest in respect of such Lender’s portion of that Loan.

(b)	“Cost of Funds” in respect of a Lender for any Interest Period for the purposes of Clause 8.1(b) (Calculation of interest) means the percentage rate per annum which represents that Lender’s actual cost of funding its participation in the relevant Loan for that Interest Period from whatever source it may reasonably select and notified to the Agent by that Lender on the relevant rate fixing day; provided, however, that it is agreed that Cost of Funds shall not exceed 1.25 per cent. per annum above LIBOR for the relevant Interest Period.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrower shall select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 9, the Borrower may select an Interest Period of one, two or three Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders); provided, however, that prior to the earlier of (I) the date on which primary syndication is completed and (ii) the date ending 90 days after the date of this Agreement, the Borrower shall only select an Interest Period of one Month. In addition, the Borrower may select an Interest Period of a period of less than one Month, if necessary to ensure that (when aggregated with the Available Facility) there are sufficient Loans (with an aggregate Principal Amount equal to or greater than the Reduction Instalment) which have an Interest Period ending on a Reduction Date for the scheduled reduction to occur.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	A Loan has one Interest Period only.

9.2	Changes to Interest Periods

(a)	Prior to determining the interest rate for a Loan, the Agent may shorten the Interest Period for any Loan to ensure that, when aggregated with the Available Facility, there are sufficient Loans (with an aggregate Principal Amount equal to or greater than the Reduction Instalment) which have an Interest Period ending on a Reduction Date for the scheduled reduction to occur.

(b)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 9.2, it shall promptly notify the Borrower and the Lenders.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.4	Canadian Law Provisions

(a)	For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under the Finance Documents are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under any Finance Document.

(b)	Any provision of a Finance Document that would oblige a Canadian Obligor to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Obligor, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

(c)	If any provision of a Finance Document would oblige a Canadian Obligor to make any payment of interest or other amount payable to any Finance Party in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Finance Party of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Finance Party of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)	first, by reducing the amount or rate of interest; and

(ii)	thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed fifty per cent. (50%) of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to Clause 10.3(a) shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee

(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of two and a half per cent. (2.5%) per annum on that Lender’s Available Commitment for the Availability Period; provided, however, that prior to any Commitments in excess of the Initial Available Facility being available such fee shall only be calculated on each Lender’s unutilised portion of the Initial Available Facility. Any unutilised Lender Commitments in excess of the Initial Available Facility will attract a fee incrementally as and when they become available pursuant to Clause 2.1(b) (The Facility).

(b)	Subject to paragraph (a) above, the accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.2	Upfront fee

The Borrower shall pay to the Arranger upfront fees in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2
(Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination, absent manifest error or bad faith.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a valid original certificate of deduction of tax or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Clause 12.3(a) shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).

(c)	A Protected Party making, or intending to make a claim under Clause 12.3(a) shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to such Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by such Obligor.

12.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Value added tax

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to Clause 12.6(c), if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)

If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 12.3(b) (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.4	Indemnity to the Security Trustee

(a)	Each Obligor shall promptly indemnify the Security Trustee and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	the taking, holding, protection or enforcement of the Transaction Security,

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Trustee and each Receiver and Delegate by the Finance Documents or by law except to the extent of their gross negligence, bad faith or wilful misconduct; and

(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)	The Security Trustee may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it in its capacity as Security Trustee.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities), Clause 13 (Increased costs) or Schedule 4, Paragraph 2 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Clause 15.1(a) does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be materially prejudicial to it (and in this context, “materially prejudicial” means any adverse effect on that Finance Party’s business, operations or financial condition (other than minor costs and expenses of an administrative nature)).

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent, the Arranger and the Security Trustee the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse each of the Agent and the Security Trustee for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if, for any reason, any amount claimed by a Finance Party under this Clause 17 is not recoverable on the basis of a guarantee, it will be liable as a principal debtor and primary obligor to indemnify that Finance Party against any cost, loss or liability it incurs as a result of an Obligor not paying any amount expressed to be payable by it under any Finance Document on the date when it is expressed to be due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or nonobservance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.

17.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party; and/or

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and Indemnity); and/or

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment mechanics).

17.8	Stay of Acceleration

If acceleration of the time for payment, or the liability of the Borrower to make any payment, of any amount specified to be payable by the Borrower in respect of the Finance Documents is stayed, prohibited or otherwise affected upon any insolvency or similar proceeding or other event affecting the Borrower or affecting the payment of any amount by the Borrower, all such amounts otherwise subject to acceleration or payment shall nonetheless be deemed for all purposes of this guarantee to be and to have become due and payable by the Borrower and shall be payable by each Guarantor immediately after demand.

17.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

The Borrower and each Guarantor (in each case in respect of itself and, in the case of the Borrower, in respect of each other Obligor) makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status

(a)	Each Obligor and each of its Subsidiaries is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	Each Obligor and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by each Obligor in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations. Without limiting the generality of the foregoing each Security Document to which an Obligor is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

18.3	Non-conflict

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to that Obligor;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

18.4	Power and authority

Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

18.6	Governing law and enforcement

(a)	The choice of English (or, as the case may be, Ghana, Canada or Cayman Islands) law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in England, Ghana, Canada or in the Cayman Islands in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.7	Deduction of Tax

No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.8	No filing or stamp taxes

Under the law of the jurisdiction of incorporation of each Obligor it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

(a)	registration of particulars of the Deeds of Charge, referred to in paragraphs (a) and (b) of the definition of “Security Documents”, at the Companies Registration Office in England and Wales under s395 Companies Act 1985 and payment of associated fees;

(b)	registration of financing statements in Canada or, if applicable, in the United States of America in respect of the Security Documents to which any Canadian Obligor is a party; and

(c)	any filing, recording or enrolling or any tax or fee payable in Ghana or in the Cayman Islands or in the United States in relation to the Security Documents to which the Guarantors and the Share Chargors are party and this Agreement;

which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Finance Document.

18.9	No default

(a)	No Event of Default is continuing or could reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Obligor or any of its Subsidiaries or to which such Obligor (or any of its Subsidiaries’) assets are subject which could have a Material Adverse Effect.

18.10	No misleading information

(a)	Any factual information provided by any member of the Group for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

18.11	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Borrower) during the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Borrower) since 31 December 2008.

18.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

18.14	Material adverse change

No event has occurred or condition exists which constitutes or could, in the future constitute, a Material Adverse Effect.

18.15	Environmental laws

(a)	Each member of the Group is in compliance with Clause 21.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

18.16	Group Structure Chart

The Group Structure Chart is up-to-date and identifies all companies within the Group and the respective ownership percentage of members of the Group thereof save as otherwise notified to the Agent in writing where such ownership change is permitted pursuant to the other provisions of this Agreement.

18.17	Acquisition

In respect of the Acquisition:

(a)	the Borrower and each other relevant member of the Group including Golden Star (Wassa) Limited, First Canadian Goldfields Limited and Fairstar Ghana Limited has taken all necessary action to authorise the execution and delivery of the Acquisition Documents and complete the Acquisition;

(b)	Golden Star (Wassa) Limited is the beneficial owner of the Benso and the Hwini-Butre properties and, upon the approval of the Minister for Lands, Forestry and Mines, Golden Star (Wassa) Limited shall be the legal and beneficial owner of the Benso and the Hwini-Butre properties and none of First Canadian Goldfields Limited and Fairstar Ghana Limited have any rights of recourse to or claims of any kind against Golden Star (Wassa) Limited or any of the assets purchased by it under the Acquisition Documents;

(c)	all Authorisations required to be obtained in connection with the Acquisition (other than the approval of the Minister for Lands, Forestry and Mines under Section 14 (Assignment of mineral rights) of the Minerals and Mining Act, 2006 (Ghana)) have been obtained and are valid and subsisting;

(d)	there has been no amendment, variation or waiver of the terms of the Acquisition Documents;

(e)	the Agent has been provided all material information in connection with the Acquisition and such information is accurate and complete in all material respects.

18.18	Repetition

The Repeating Representations are deemed to be made by the Borrower and each Guarantor (in respect of itself and, in case of the Borrower, in respect of each other Obligor) by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year; and

(ii)	the audited financial statements of each Obligor (other than any Obligor established under the laws of the Cayman Islands and St Jude Resources Ltd., First Canadian Goldfields Limited and Fairstar Ghana Limited) for that financial year; provided, however, that, in the case of Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, such audited financial statements shall be provided no later than 30 September of the next financial year; and

(b)	as soon as the same become available, but in any event within 45 days after the end of each Quarterly Calculation Date:

(i)	its consolidated financial statements for the preceding quarterly period; and

(ii)	the financial statements of each Obligor in the form of year-to-date figures for that preceding year and in the form of quarterly-to-date figures for that preceding quarterly period.

19.2	Compliance Certificate

(a)	The Borrower shall supply to the Agent, within 45 Business Days after each Quarterly Calculation Date (or 60 Business Days in the case of the last Quarterly Calculation Date in each Financial Year), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at such Quarterly Calculation Date and, for the avoidance of doubt, in the case of Clause 20.1(d) each Compliance Certificate shall include reasonable detail of the Borrower’s projections of Forward Looking Consolidated Net Debt and Forward Looking Consolidated EBITDA for the next period of 12 calendar months.

(b)	Each Compliance Certificate shall be signed by two directors or senior officers of the Borrower in the form agreed by the Borrower and all the Lenders before the date of this Agreement. The Borrower shall supply to the Agent as soon as possible and no later than 120 days after a Quarterly Calculation Date occurring on 31 December in any calendar year a letter from the Auditors of the Borrower in which the Auditors calculate the amounts and ratios referred to in paragraphs (a), (b) and (c) of Clause 20 (Financial covenants) by reference to this Agreement and the Borrower’s audited financial statements delivered pursuant to Clause 19.1 (Financial Statements) for that calendar year ending 31 December and report as to whether those amounts so calculated are in agreement with the amounts shown in the Borrower’s Compliance Certificate prepared in respect of that Quarterly Calculation Date; provided, however, and for the avoidance of doubt, the auditors shall not be required to confirm compliance (or otherwise) with paragraph (d) of Clause 20.1 (Financial covenants).

19.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by a director or senior officer of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	Subject to paragraph (c) below, the Borrower shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices (which includes any change to IFRS-based reporting contemplated in paragraph (c) below) or reference periods and it shall deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)	The Borrower has informed the Agent that, at a date to be agreed, financial statements of each Obligor and the Group will be required to be prepared using IFRS. If such change results in a change in the method of calculation of financial covenants, standards, or terms applicable to any Obligor found in this Agreement or any other Finance Document, the Parties hereto agree promptly to enter into negotiations in order to amend such financial covenants, standards or terms so as to reflect equitably such changes with the desired result that the evaluations of such Obligor’s financial condition shall be the same after such changes as if such changes had not been made; provided, however, that until the Majority Lenders have given their consent to such amendments, each Obligor’s financial condition shall continue to be evaluated on the same principles as those used in the preparation of the Obligor’s Original Financial Statements.

19.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request;

(d)	no later than 30 Business Days after the last day of each Month, in electronic form, and as soon as possible thereafter, in hard copy, an operations report (in respect of such Month and the year-to-date period) prepared by the Borrower in respect of the operations and performance of the Group over the time period to which the operations report relates; and

(e)	no later than 30 Business Days after 31 December each calendar year, the details of any intra-Group loans made between members of the Group during the preceding twelve month period.

19.5	Notification of default

(a)	The Borrower and each Guarantor shall (and the Borrower shall ensure each other Obligor will) notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.6	Use of websites

(a)	The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders ( the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under Clause 19.6(c)(i) or Clause 19.6(c)(v), all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within 10 Business Days.

19.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of Clause 19.7(a)(iii), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower and each Guarantor shall (and the Borrower shall ensure that each other Obligor will) promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 19.7(a)(iii), on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in Clause 19.7(a)(iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable antimoney laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Agent may be required to obtain, verify and record information regarding the Borrower, its directors, authorised signing officers, direct or indirect shareholders or other persons in control of the Borrower, and the transactions contemplated hereby. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent, or any prospective assign or participant of a Lender or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(d)	If the Agent has ascertained the identity of the Borrower or any authorised signatories of the Borrower for the purposes of applicable AML Legislation, then the Agent:

(i)	shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

(ii)	shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Agent has no obligation to ascertain the identity of the Borrower or any authorised signatories of the Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any such authorised signatory in doing so.

20.	FINANCIAL COVENANTS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial Covenants

The Borrower will not permit:

(a)	the ratio (expressed as a percentage) of (i) Consolidated Net Debt to (ii) Consolidated Tangible Net Worth to be, on any Quarterly Calculation Date, more than one hundred per cent.;

(b)	the ratio (expressed as a percentage) of (i) Consolidated Net Debt to (ii) Consolidated EBITDA to be, for any one calendar year period ending on any (w) Quarterly Calculation Date occurring on 30 June 2009, greater than three hundred and fifty per cent., (x) Quarterly Calculation Date occurring on 30 September, 2009, greater than three hundred per cent., (y) Quarterly Calculation Date occurring on 31 December, 2009, greater than two hundred per cent., and (z) any Quarterly Calculation Date occurring thereafter, greater than one hundred and fifty per cent.;

(c)	the ratio (expressed as a percentage) of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense to be, for any one calendar year period ending on (x) any Quarterly Calculation Date occurring on 30 June, 2009, less than two hundred and twenty five per cent., (y) any Quarterly Calculation Date occurring on 30 September, 2009, less than two hundred and seventy five per cent., and (z) on any Quarterly Calculation Date occurring thereafter, less than three hundred and fifty per cent;

(d)	the ratio (expressed as a percentage) of (i) Forward Looking Consolidated Net Debt to (ii) Forward Looking Consolidated EBITDA to be, for any one calendar year period commencing on the date after any Quarterly Calculation Date, greater than one hundred and fifty per cent.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

The Borrower and each Guarantor shall (and the Borrower shall ensure that each other Obligor will) promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws

The Borrower and each Guarantor shall (and the Borrower shall ensure that each other member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

21.3	Environmental compliance

The Borrower and each Guarantor shall (and the Borrower shall ensure that each other member of the Group will):

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Laws,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

21.4	Environmental claims

The Borrower and each Guarantor shall (and the Borrower shall ensure that each other member of the Group will), promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group.

21.5	Negative pledge

(a)	None of the Borrower or the Guarantors shall (and the Borrower shall ensure that no other Obligor will) create or permit to subsist any Security over any of its assets.

(b)	None of the Borrower or the Guarantors shall (and the Borrower shall ensure that no other Obligor will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Clauses 21.5(a) and (b) do not apply to any Security or (as the case may be) Quasi Security, which is:

(i)	Permitted Security; or

(ii)	referred to in paragraph (a) of the definition of “Permitted Transaction”.

21.6	Disposals

(a)	None of the Borrower or the Guarantors shall (and the Borrower shall ensure that no other Obligor will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Clause 21.6(a) does not apply to any sale, lease, transfer or other disposal:

(i)	a Permitted Disposal;

(ii)	a Permitted Transaction.

21.7	Merger

None of the Borrower or the Guarantors shall (and the Borrower shall ensure that no other Obligor will) enter into any amalgamation, demerger, merger or corporate reconstruction other than (a) any such transaction entered into with the previous written consent of the Majority Lenders (such consent not to be unreasonably withheld), (b) any such transaction between members of the Group which does not result in the Borrower and the Guarantors being out of compliance with Clause 21.15 (Group asset value (the 90% rule)), or (c) any such transaction arising as a result of a Permitted Transaction.

21.8	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group from that carried on at the date of this Agreement.

21.9	Financial Indebtedness

None of the Borrower or the Guarantors shall (and the Borrower shall ensure that no other Obligor will), create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Financial Indebtedness other than:

(a)	Permitted Financial Indebtedness; or

(b)	Financial Indebtedness in respect of a Permitted Transaction.

21.10	Arm’s length basis

(a)	Except as permitted by Clause 21.10(b), none of the Borrower or the Guarantors shall (and the Borrower shall ensure that no other member of the Group will) enter into any transaction with any person except on arm’s length terms and for full market value.

(b)	The following transactions shall not be a breach of this Clause 21.10:

(i)	intra-Group loans permitted under Clause 21.9 (Financial Indebtedness); and

(ii)	any Permitted Transactions.

21.11	Insurance

(a)	The Borrower and each Guarantor shall (and the Borrower shall ensure that each other Obligor will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

21.12	Collateral

(a)	In order to further secure the full and punctual payment of the obligations of each Obligor under this Agreement and the other Finance Documents, the Borrower and each Guarantor shall (and the Borrower shall ensure that the other Obligors will) pledge and grant to the Secured Parties a continuing first ranking security interest in and an assignment of the Charged Property owned by it.

(b)	The Borrower and each Guarantor shall (and the Borrower shall ensure that each other Obligor will), at its sole cost and expense, do, execute, acknowledge and deliver all acts, deeds, conveyances and other instruments as the Agent or Security Trustee, as the case may be, shall from time to time reasonably request with respect to the granting and continuation of a security interest in and to the Charged Property owned by it.

(c)	Subject to Clause 21.5 (Negative pledge), none of the Borrower or the Guarantors shall (and the Borrower shall ensure that no other Obligor will) permit, create, assume or suffer to exist any security interest on the Charged Property at any time, except for any security interest continued or created pursuant to the Security Documents.

21.13	Hedging

None of the Borrower or the Guarantors shall (and the Borrower shall ensure that no other Obligor will), without the prior written consent of the Majority Lenders, enter into any hedging arrangements to hedge its interest rate liability in respect of the Facility or any currency hedging or metal derivatives hedging transactions with any person other than the Lenders (or any one of them) without offering each Lender either in its own right or along with any other Lender a first right of refusal to provide such hedging arrangement; provided, however, that derivative transactions with a term of 90 days or less shall not be subject to this Clause 21.13 (Hedging) provided such transactions are closed out and cancelled on or before expiry of the 90 day term and not extended or otherwise rolled over or renewed for a new term.

21.14	Acquisition

The Borrower shall ensure and shall ensure that each other Obligor and First Canadian Goldfields Limited and Fairstar Ghana Limited shall:

(a)	in relation to the Acquisition, comply in all material respects with all relevant laws and requirements of relevant regulatory authorities;

(b)	at the request of the Agent, provide the Agent with any material information in possession of the Group relating to the Acquisition as the Agent may reasonably request.

21.15	Group asset value (the 90% rule)

The Borrower and each Guarantor shall (and the Borrower shall ensure that each other Obligor will) ensure that the aggregate value of the assets of the Borrower and the Guarantors shall at all times, in aggregate, represent not less than 90 per cent. of the consolidated assets of the Group.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22 is an Event of Default (save for Clause 22.20 (Acceleration).

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

22.2	Financial covenants

Any requirement of Clause 20 (Financial covenants) is not satisfied (with the exception of Clause 20.1(d) a breach of which, for the avoidance of doubt, shall not constitute an Event of Default under this Clause 22.2 or Clause 22.3 but will prevent further utilisations of the Facility by the Borrower under Clause 4.2(b) (Further conditions precedent)).

22.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants)).

(b)	No Event of Default in relation to Clause 22.12 (Material adverse change) or Clause 22.17 (Litigation) will occur if the failure to comply is capable of remedy and is remedied within twenty eight days, of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

(c)	No Event of Default under Clause 22 (Events of Default) will occur in connection with any member of the Group which is not an Obligor if the failure to comply is remedied within sixty days of the Agent giving notice to the Borrower or the Borrower becoming aware of such failure to comply or if such Event of Default is waived by the Agent (acting on the instructions of the Majority Lenders) within such sixty day period.

22.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, provided, however, that no Event of Default will be deemed to have occurred in connection with any financial projections in any Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document to the extent such financial projections have been prepared on the basis of then recent historical information and on the basis of reasonable assumptions.

22.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 22.5(a) to (d) is less than U.S.$1,000,000 (or its equivalent in any other currency or currencies).

22.6	Insolvency

(a)	An Obligor commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) (the “BIA”), or makes an assignment of its property for the general benefit of its creditors under the BIA, or makes a proposal (or files a notice of its intention to do so) under the BIA;

(b)	An Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(c)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(d)	A moratorium is declared in respect of any indebtedness of any Obligor.

22.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	any Obligor seeking to adjudicate it as an insolvent or seeking a receiving order under the BIA;

(b)	the suspension of payments, a moratorium of any indebtedness, adjustment, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor (other than a solvent liquidation or reorganisation of any Obligor) consented to by the Majority Lenders (which consent shall not be unreasonably withheld));

(c)	a composition, compromise, assignment or arrangement with any creditor of any Obligor, including without limitation any such step taken under the Companies’ Creditors Arrangement Act (Canada);

(d)	the appointment of a liquidator (other than in respect of a solvent liquidation of an Obligor), trustee in bankruptcy, monitor, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

(e)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

22.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor having an aggregate value of U.S.$1,000,000 and is not discharged within 14 days.

22.9	Ownership of the Obligors

An Obligor (other than the Borrower) is not or ceases to be a Subsidiary of the Borrower.

22.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

22.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.12	Material adverse change

Any event shall occur or condition shall exist which constitutes or might (in the reasonable opinion of the Majority Lenders) in the future be expected to constitute, a Material Adverse Effect.

22.13	Cease to Carry on Business

Any Obligor ceases to carry on (including by way of abandonment), or is restrained from carrying on, its business or a substantial part thereof in the ordinary course, and in the case of any restraint caused by a person other than the relevant Obligor, such Obligor does not recommence its business as aforesaid within thirty (30) days.

22.14	Impairment of Finance Documents

Any Finance Document shall terminate (other than in accordance with its terms) or cease in whole or in any material part to be the legal, valid, binding and enforceable obligation of any Obligor party thereto; any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any security interest securing any Obligation shall, in whole or in part, cease to be a perfected security interest which ranks first in priority.

22.15	Audit qualification

The Auditors of the Group issue a qualified opinion on the audited annual consolidated financial statements of the Borrower.

22.16	Expropriation

The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its assets.

22.17	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to any member of the Group or its assets which has or is reasonably likely to have a Material Adverse Effect.

22.18	Abandonment

Any Obligor shall abandon all or any significant portion of its interest in the assets which it owns or surrender, cancel or release, or suffer any termination or cancellation of any of its rights, right or interest in such assets or, if for a period of twelve months or more, that Obligor suffers a loss or destruction of infrastructure or a disruption to production of the business which has or is reasonably likely to have a Material Adverse Effect.

22.19	Authorisations

Any Authorisation which is, in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders), required for the operation of any business by any Obligor or otherwise relevant to the conduct of the business of any Obligor shall be denied or withdrawn or shall cease to remain in full force and effect or shall otherwise be materially impaired and such denial, withdrawal, cessation or impairment has or is reasonably likely to have a Material Adverse Effect.

22.20	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 9

CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender.

(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower (acting reasonably in all circumstances and having provided written reasons for its refusal) within that time.

(c)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred except that this paragraph (e) shall not apply in respect of an assignment or transfer by an Original Lender to a New Lender in connection with the primary syndication of the Facilities.

(f)	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of U.S.$2,000.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 23.5(c) when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 23.5(b), as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

24.	CHANGES TO THE OBLIGORS

24.1	Assignments and transfer by Obligors

The Borrower and the Guarantors may not (and the Borrower shall ensure the other Obligors do not) assign any of their rights or transfer any of their rights or obligations under the Finance Documents.

24.2	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraph (b) of Clause 19.7 (“Know your customer” checks), the Borrower may request that any of its Subsidiaries become an Additional Guarantor.

(b)	The Borrower shall procure that any other member of the Group which is a Material Subsidiary shall, as soon as possible after becoming a Material Subsidiary, shall become an Additional Guarantor and shall grant the Security in accordance with paragraph (c)(ii) below.

(c)	A member of the Group shall become an Additional Guarantor if:

(i)	the Borrower and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Guarantor Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent acting reasonably including, for the avoidance of doubt, first ranking, fully perfected security in favour of the Security Trustee over or in respect of (aa) the issued share capital of such Additional Guarantor and (bb) all inventory and receivables of such Additional Guarantor (including any loans that Additional Guarantor has made to other members of the Group) each in form and substance satisfactory to the Agent, acting reasonably; provided that all documents, evidence and security to be provided to the Agent pursuant to this Clause 24.2(c)(ii) shall be deemed satisfactory to the Agent if it is in substantially in the form of documents, evidence or security of similar nature delivered to the Agent in connection with the first Utilisation Request hereunder.

(d)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence required to be delivered pursuant to Clause 24.2(c)(ii).

24.3	Resignation of St Jude Resources Ltd., First Canadian Goldfields Limited and Fairstar Ghana Limited as Guarantors

(a)	The Borrower may request that St Jude Resources Ltd., First Canadian Goldfields Limited and Fairstar Ghana Limited each cease to be a Guarantor and that the Security granted by St Jude Resources Ltd., over its ninety per cent (90%) shareholding in First Canadian Goldfields Limited and its one hundred per cent (100%) shareholding in Fairstar Ghana Limited be discharged by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:

(i)	no Default is continuing and would result from the acceptance of the Resignation Letter (and the Borrower has confirmed this is the case);

(ii)	the Borrower certifies it has obtained an unconditional approval of the Minister for Lands, Forestry and Mines under Section 14 (Assignment of mineral rights) of the Minerals and Mining Act, 2006 (Ghana)) of the transfer of the Hwini-Butre and Benso properties to Golden Star (Wassa) Limited, and provides the Agent with evidence to its satisfaction (acting reasonably on the instructions of the Majority Lenders) of that approval; and

(iii)	the Resignation Letter states that each of First Canadian Goldfields Limited and Fairstar Ghana Limited have ceased to be, and that St Jude Resources Ltd. is not, a Material Subsidiary.

(c)	Subject to paragraph (b) above, the Security granted by St Jude Resources Ltd., First Canadian Goldfields Limited and Fairstar Ghana Limited shall be discharged and terminated and all documents of title in respect of that Security shall be returned to the Borrower.

SECTION 10

THE FINANCE PARTIES

25.	ROLE OF THE AGENT AND THE ARRANGER

25.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party

(b)	Without prejudice to Clause 23.6 (Copy of Transfer Certificate to Borrower), paragraph (a) above shall not apply to any Transfer Certificate.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent, the Security Trustee nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group

The Agent, the Security Trustee and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Trustee.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8	Responsibility for documentation

Neither the Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.9	Exclusion of liability

(a)	Without limiting Clause 25.9(b) (and without prejudice to the provisions of Clause 28.10(e) (Disruption to payment systems etc.), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

25.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.10 (Disruption to payment systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with Clause 25.11(b) within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 25 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current LMA-standard market practice for the appointment and protection of corporate trustees and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with Clause 25.11(b). In this event, the Agent shall resign in accordance with Clause 25.11(b).

25.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.13	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(iii) of Clause 30.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents (a “Recovered Amount”) then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay (the “Redistributed Amount”)); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, the Borrower and the Guarantors, as applicable, shall (and in the case of another Obligor, the Borrower shall ensure such other Obligor shall) or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to:

Standard Chartered Bank, New York

Chips DID: ***** (SWIFT *****)

Account: Standard Chartered Bank, London (SWIFT *****)

Account no. *****

Ref: Loans Admin.,

or to such other account in London, England or New York, U.S.A. as the Agent specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

28.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 28.5(a)(ii) to (iv).

(c)	Clause 28.5(a) and (b) will override any appropriation made by an Obligor.

28.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

(a)	Subject to Clause 28.8(b) to (e), the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.10	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in Clause 28.10(a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 28.10(a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 28.10(d).

29.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

30.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to Clause 34.2 (Exceptions) the terms of any Finance Document may be amended or waived only with the consent of the Majority Lenders and the Obligors party to such Finance Document and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrower or Guarantors;

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders) or this Clause 34;

(viii)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(A)	the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity);

(B)	the Charged Property; or

(C)	the manner in which the proceeds of enforcement of the Transaction Security are distributed

(ix)	(except in the case of paragraph (B) and paragraph (C) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(x)	the release of any guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity) Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Trustee, the Account Bank or the Arranger may not be effected without the consent of the Agent, the Security Trustee, the Account Bank or the Arranger.

(c)	If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this Agreement within 15 Business Days (unless the Borrower and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility/ies when ascertaining whether any relevant percentage of Total Commitments and/or participations has been obtained to approve that request.

35.	CONFIDENTIALITY

35.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this sub paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom sub paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 25.13 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub paragraph b(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	required in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party; or

(viii)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to sub paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to sub paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to sub paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom sub paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

35.3	Entire agreement

This Clause 35 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to sub paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35 (Confidentiality).

35.6	Continuing obligations

The obligations in this Clause 35 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of: (a) the date of the termination of this Agreement and (b) the date on which such Finance Party otherwise ceases to be a Finance Party.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

37.	GOVERNING LAW

This Agreement is governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor that is a Party hereto:

(d)	irrevocably appoints Fasken Martineau LLP, 17 Hanover Square, Mayfair, London, W1S 1HU as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(e)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned,

EXECUTION:

The parties have shown their acceptance of the terms of this Agreement by executing it after the Schedules.

EXECUTION of Facility Agreement:

The Borrower

SIGNED by Thomas G. Mair, President and Chief Executive Officer and Director, duly authorised for and on behalf of GOLDEN STAR RESOURCES LTD.:	) ) )	/s/ Thomas G. Mair

Address:	10901 W. Toller Drive, Suite
300, Littleton, CO 80127
USA

Facsimile no:	303-830-9094

Electronic mail address:	TMair@gsr.com

For the attention of:	Thomas Mair

The Original Guarantors

SIGNED by Thomas G. Mair, President and Director, duly authorised for and on behalf of ST JUDE RESOURCES LTD.:	) )	/s/ Thomas G. Mair

Address:	10901 W. Toller Drive, Suite
300, Littleton, CO 80127 USA

Facsimile no:	303-830-9094

Electronic mail address:	TMair@gsr.com

For the attention of:	Thomas Mair

SIGNED by Thomas G. Mair, Director, duly authorized for and on behalf of FIRST CANADIAN GOLDFIELDS LIMITED:	) )	/s/ Thomas G. Mair

Address:	10901 W. Toller Drive, Suite
300, Littleton, CO 80127
USA

Facsimile no:	303-830-9094

Electronic mail address:	TMair@gsr.com

For the attention of:	Thomas Mair

SIGNED by Thomas G. Mair, Director, duly authorised for and on behalf of FAIRSTAR GHANA LIMITED:	) ) )	/s/ Thomas G. Mair

Address:	10901 W. Toller Drive, Suite
300, Littleton, CO 80127
USA

Facsimile no:	303-830-9094

Electronic mail address:	TMair@gsr.com

For the attention of:	Thomas Mair

SIGNED by Thomas G. Mair, Director, duly authorised for and on behalf of GOLDEN STAR (BOGOSO/PRESTEA) LIMITED:	) ) )	/s/ Thomas G. Mair

Address:	10901 W. Toller Drive, Suite
300, Littleton, CO 80127
USA

Facsimile no:	303-830-9094

Electronic mail address:	TMair@gsr.com

For the attention of:	Thomas Mair

SIGNED by Thomas G. Mair, Director, duly authorised for and on behalf of GOLDEN STAR (WASSA) LIMITED:	) )	/s/ Thomas G. Mair

Address:	10901 W. Toller Drive, Suite
300, Littleton, CO 80127
USA

Facsimile no:	303-830-9094

Electronic mail address:	TMair@gsr.com

For the attention of:	Thomas Mair

The Arranger

SIGNED by for and on behalf of STANDARD CHARTERED BANK:	) ) )	[signature illegible]

The Agent

SIGNED by for and on behalf of STANDARD CHARTERED BANK:	) ) )	[signature illegible]

Address:	Agency Europe/UK
Standard Chartered Bank
5th Floor,
1 Basinghall Avenue,
London EC2V 5DD

Facsimile no:	+44(0)20 7885 1974 / 6460

Electronic mail address:	Lisa.Lee@sc.com,
Michelle.Goodridge@sc.com

For the attention of:	Lisa Lee / Michelle Goodridge

The Original Lender

SIGNED by for and on behalf of STANDARD CHARTERED BANK:	) ) )	[signature illegible]

The Security Trustee

SIGNED by for and on behalf of STANDARD CHARTERED BANK:	) ) )	[signature illegible]

Address:	Agency Europe/UK
Standard Chartered Bank
5th Floor,
1 Basinghall Avenue,
London EC2V 5DD

Facsimile no:	+44(0)20 7885 1974 / 6460

Electronic mail address:	Paul.Thompson@sc.com,
Charles.Mildred@sc.com

For the attention of:	Paul Thompson / Charles Mildred

The Account Bank

SIGNED by for and on behalf of STANDARD CHARTERED BANK:	) ) )	[signature illegible]

Address:	Agency Europe/UK
Standard Chartered Bank
5th Floor,
1 Basinghall Avenue,
London EC2V 5DD

Facsimile no:	+44(0)20 7885 1974 / 6460

Electronic mail address:	Jonathan.Hubbard@sc.com

For the attention of:	Jonathan Hubbard